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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 3)



                               JUNO LIGHTING, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


          COMMON STOCK, PAR VALUE                              482047107
              $0.01 PAR SHARE
--------------------------------------------------------------------------------
      (Title of class of securities)                         (CUSIP number)


                                   NELL MINOW
                         LENS INVESTMENT MANAGEMENT LLC
                         1200 G STREET, N.W., SUITE 800
                             WASHINGTON, D.C. 30005
                                 (202) 434-8723
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            (Name, address and telephone number of person authorized
                     to receive notices and communications)


                                  JULY 8, 1999
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

Check the following box if a fee is being paid with the statement [ ].

(A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


Note: When filing this statement in paper format, six copies of this statement, including exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.



                        (Continued on following page(s))
                              (Page 1 of 7 Pages)


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#425049 v2

------------------------------ ---------------------------------------              ------------------------------------------------
CUSIP No.                      482047107                                   13D                        Page 2 of 7
------------------------------ ---------------------------------------              ------------------------------------------------

------------------- -------------------------------------------------- -------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          LENS INVESTMENT MANAGEMENT, LLC
                    S.S. OR I.R.S. IDENTIFICATION NO.                               01-0497749
                    OF ABOVE PERSON:
------------------- --------------------------------------------------------------------------------------------- ------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [X]
                                                                                                                             (B) [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- --------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                   OO

------------------- --------------------------------------------------------------------------------------------- ------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- -------------------------------------------------- -------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              MAINE

------------------------------ ------- -------------------------------------------- ------------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                                 N/A           (SEE ITEM 5)
                                                                                    ------------------
           SHARES
                               ------- -------------------------------------------- ------------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         NONE
          OWNED BY
                               ------- -------------------------------------------- ------------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                              N/A         (SEE ITEM 5)
                                                                                    -------------------
          REPORTING
                               ------- -------------------------------------------- ------------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    NONE

------------------- --------------------------------------------------------------- ------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                N/A          (SEE ITEM 5)
                                                                                    -------------------

------------------- --------------------------------------------------------------------------------------------- ------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [ ]

------------------- --------------------------------------------------------------------------------------------- ------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                N/A    (SEE
                                                                                                                  -----------
                                                                                                                  ITEM 5)
------------------- -------------------------------------------------- -------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          OO, IA

------------------- -------------------------------------------------- -------------------------------------------------------------



                                       2

------------------------------ ---------------------------------------              ------------------------------------------------
CUSIP No.                      482047107                                   13D                        Page 3 of 7
------------------------------ ---------------------------------------              ------------------------------------------------

------------------- -------------------------------------------------- -------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          RAM TRUST SERVICES, INC.
                    S.S. OR I.R.S. IDENTIFICATION NO.                               01-0363642
                    OF ABOVE PERSON:
------------------- --------------------------------------------------------------------------------------------- ------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [X]
                                                                                                                             (B) [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- --------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                 OO

------------------- --------------------------------------------------------------------------------------------- ------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- -------------------------------------------------- -------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              MAINE

------------------------------ ------- -------------------------------------------- ------------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                                   N/A          (SEE ITEM 5)
                                                                                    -------------------
           SHARES
                               ------- -------------------------------------------- ------------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         NONE
          OWNED BY
                               ------- -------------------------------------------- ------------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                              N/A          (SEE ITEM 5)
                                                                                    -------------------
          REPORTING
                               ------- -------------------------------------------- ------------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    NONE

------------------- --------------------------------------------------------------- ------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                N/A          (SEE ITEM 5)
                                                                                    -------------------

------------------- --------------------------------------------------------------------------------------------- ------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [ ]

------------------- --------------------------------------------------------------------------------------------- ------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                               N/A     (SEE
                                                                                                                  ------------
                                                                                                                  ITEM 5)
------------------- -------------------------------------------------- -------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          CO, IA

------------------- -------------------------------------------------- -------------------------------------------------------------





                                       3

------------------------------ ---------------------------------------              ------------------------------------------------
CUSIP No.                      482047107                                   13D                        Page 4 of 7
------------------------------ ---------------------------------------              ------------------------------------------------

------------------- -------------------------------------------------- -------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          ROBERT B. HOLMES
                    S.S. OR I.R.S. IDENTIFICATION NO.                               ###-##-####
                    OF ABOVE PERSON:
------------------- --------------------------------------------------------------------------------------------- ------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [X]
                                                                                                                             (B) [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- --------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                   PF

------------------- --------------------------------------------------------------------------------------------- ------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- -------------------------------------------------- -------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              UNITED STATES OF AMERICA

------------------------------ ------- -------------------------------------------- ------------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                                   N/A          (SEE ITEM 5)
                                                                                    -------------------
           SHARES
                               ------- -------------------------------------------- ------------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         NONE
          OWNED BY
                               ------- -------------------------------------------- ------------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                              N/A          (SEE ITEM 5)
                                                                                    -------------------
          REPORTING
                               ------- -------------------------------------------- ------------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    NONE

------------------- --------------------------------------------------------------- ------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                N/A          (SEE ITEM 5)
                                                                                    -------------------

------------------- --------------------------------------------------------------------------------------------- ------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [ ]

------------------- --------------------------------------------------------------------------------------------- ------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                               N/A     (SEE
                                                                                                                  ------------
                                                                                                                  ITEM 5)
------------------- -------------------------------------------------- -------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          IN

------------------- -------------------------------------------------- -------------------------------------------------------------







                                       4

------------------------------ ---------------------------------------              ------------------------------------------------
CUSIP No.                      482047107                                   13D                        Page 5 of 7
------------------------------ ---------------------------------------              ------------------------------------------------

------------------- -------------------------------------------------- -------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          JOHN B. GOODRICH
                    S.S. OR I.R.S. IDENTIFICATION NO.                               ###-##-####
                    OF ABOVE PERSON:
------------------- --------------------------------------------------------------------------------------------- ------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [X]
                                                                                                                             (B) [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- --------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                   PF

------------------- --------------------------------------------------------------------------------------------- ------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- -------------------------------------------------- -------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              UNITED STATES OF AMERICA

------------------------------ ------- -------------------------------------------- ------------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                                   N/A          (SEE ITEM 5)
                                                                                    -------------------
           SHARES
                               ------- -------------------------------------------- ------------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         NONE
          OWNED BY
                               ------- -------------------------------------------- ------------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                              N/A          (SEE ITEM 5)
                                                                                    -------------------
          REPORTING
                               ------- -------------------------------------------- ------------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    NONE

------------------- --------------------------------------------------------------- ------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                N/A          (SEE ITEM 5)
                                                                                    -------------------

------------------- --------------------------------------------------------------------------------------------- ------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [ ]

------------------- --------------------------------------------------------------------------------------------- ------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                               N/A     (SEE
                                                                                                                  -----------
                                                                                                                  ITEM 5)
------------------- -------------------------------------------------- -------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          IN

------------------- -------------------------------------------------- -------------------------------------------------------------


                  This Amendment No. 3 ("Amendment No. 3") amends the Statement on Schedule 13D (the "Schedule 13D") filed on September 18, 1998, as amended by Amendment No. 1 filed on November 17, 1998 and Amendment No. 2 filed on February 2, 1999, by and on behalf of Lens Investment Management, LLC ("Lens"), Ram Trust Services, Inc. ("Ram"), Robert B. Holmes ("Holmes") and John B. Goodrich ("Goodrich"). Lens, Ram, Holmes and Goodrich are herein referred to collectively as the "Reporting Persons." Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Schedule 13D.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

                  Since the filing of Amendment No. 2 to the Schedule 13D, accounts managed by Lens purchased an aggregate of 82,301 shares of Common Stock for total consideration (including brokerage commissions) of $1,679,431.39 derived from capital in such managed accounts.

                  Since the filing of Amendment No. 2 to the Schedule 13D, accounts managed by Ram purchased an aggregate of 61,054 shares of Common Stock for total consideration (including brokerage commissions) of $1,252,994.98 derived from capital in such managed accounts.

ITEM 4.  PURPOSE OF TRANSACTION

                  According to press releases issued by the Company, Jupiter Acquisition Corp. merged with and into the Company on June 30, 1999 (the "Merger"). In connection with the Merger, the Lens Group notified the Company of its election to demand the appraisal of the shares of Common Stock beneficially owned by the Lens Group. The Lens Group chose this course of action because it believes that the consideration payable in the Merger does not represent the fair value of the Common Stock. The Lens Group reserves the right to pursue its appraisal rights in the Delaware Court of Chancery, settle its claims with respect thereto or withdraw its demand for appraisal.

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER

                  As a result of the Merger, the Lens Group, in the aggregate, ceased to be a beneficial owner of 5% or more of the outstanding Common Stock on June 30, 1999, the effective date of the Merger. The Lens Group currently has the right to (a) the fair value of its shares of Common Stock as determined by the Delaware Court of Chancery or (b) withdraw its demand for appraisal and receive the consideration offered in the Merger.

                  The Reporting Persons engaged in the following transactions with respect to the Common Stock during the past 60 days. All such transactions were effected on the NASDAQ Stock Market.

------------------------- --------------------------------------- ---------------- ---------------------------
  DATE OF TRANSACTION             NATURE OF TRANSACTION              NUMBER OF
                                                                      SHARES                 PRICE
------------------------- --------------------------------------- ---------------- ---------------------------
        5/10/99                          Purchase                       25                   22.625


SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

July 8, 1999

                              LENS INVESTMENT MANAGEMENT, LLC

                              By: /s/ John P.M. Higgins
                                  ----------------------------------------
                                  Name:  John P.M. Higgins
                                  Title: Member



                              RAM TRUST SERVICES, INC.

                              By: /s/ John P.M. Higgins
                                  ----------------------------------------
                                  Name:  John P.M. Higgins
                                  Title: President



                                  /s/  Robert B. Holmes
                                  ----------------------------------------
                                  Robert B. Holmes



                                  /s/  John B. Goodrich
                                  ----------------------------------------
                                  John B. Goodrich